Exhibit 10.19

Universal Hospital Services, Inc.

Executive Severance Pay Plan

October 10, 2011

I.     Purpose.

To provide a severance pay plan for the Executives (as defined below) of Universal Hospital Services, Inc. and its subsidiaries (collectively the “Company”) who are not eligible for severance pay under any other plan or agreement with the Company.  The provisions of this Executive Severance Pay Plan (the “Plan”) will not apply to any Executive who is covered by an employment agreement.  Executives who receive severance under this Plan will not be eligible to receive severance under any other plan or agreement of the Company.  No severance benefits become payable pursuant to this Plan in the event of termination of employment upon an Executive’s death or disability.  This Plan replaces the Executive Severance Pay Plan dated February 18, 2011.

II.    Definitions.

A.    “Cause” means:

(i.)       Executive’s continued failure, whether willful, intentional, or grossly negligent, after written notice, to perform substantially Executive’s duties (the “Duties”) as determined by Executive’s immediate supervisor, or the Chief Executive Officer, or an Executive Vice President or Senior Vice President of the Company (other than as a result of a disability);

(ii.)      dishonesty or fraud in the performance of Executive’s Duties or a material breach of Executive’s duty of loyalty to the Company or its subsidiaries;

(iii.)     conviction or confession of an act or acts on Executive’s part constituting a felony under the laws of the United States or any state thereof or any misdemeanor which materially impairs such Executive’s ability to perform the Duties;

(iv.)     any willful act or omission on Executive’s part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries; or

(v.)      any breach by Executive of any non-competition, non-solicitation, non-disclosure or confidentiality agreement applicable to Executive.

B.    “Change of Control” means (i) any event as a result of which Irving Place Capital (“IPC”) and its affiliates collectively cease to own and control all of the economic and voting rights associated with ownership of at least 50.1% of the outstanding capital stock of Company; or (ii) any sale or transfer of all or substantially all of the assets of the Company.  Notwithstanding the foregoing, a Change of Control will not include the sale or transfer of all or substantially all of the assets of the Company to a private equity firm who invests in companies (a “Private Equity Firm”), or a company owned or controlled by a Private Equity Firm.

C.    “Change of Control Period” means the period starting 30 days before the Change of Control and continuing through 6 months after the Change of Control.

D.    “Date of Termination” means the date specified as Executive’s last date of employment in the Company’s notice of termination to Executive or Executive’s Notice of Resignation for Good Reason to the Company.

E.    “Executive” means any of the Company’s employees who are designated in writing as covered by the Plan by the Company’s Chief Executive Officer from time to time.  The Company will maintain a list of Company employees covered by the Plan.

F.     “Resignation for Good Reason” means:

Executive’s termination of employment upon 30 days’ written notice to the Company, for Good Reason.  Executive shall have “Good Reason” for termination of employment if, other than for cause, any of the following has occurred, Executive has given notice thereof within 90 days of the event, the Company has not cured within 30 days of receipt of such notice, and Executive actually terminates employment within 60 days thereafter:

(i.)       The Company has reduced or reassigned a material portion of Executive duties (per Executive job description);

(ii.)      The Executive’s base salary has been materially reduced other than in connection with an across-the-board reduction (of approximately the same percentage) in executive compensation to employees imposed by the board of directors of the Company in response to negative financial results or other adverse circumstances affecting the Company; or

(iii.)     The Company has required Executive to relocate in excess of 50 miles from the location where the Executive is currently employed.

G.    “Severance Period” means the period from the Date of Termination through the date which is 12 months from the Date of Termination.

III.  Severance Pay.

A.    Executives who separate from the Company as a result of termination by the Company without Cause (other than death or disability) or by the Executive for Good Reason and who sign the general release and other agreement described in Section IV below within 45 days of such termination and who do not rescind the general release within the time allowed by the Company are entitled to the severance pay specified below.  An Executive who is separated from employment due to dismissal for Cause is not entitled to any severance pay and an Executive who voluntarily resigns, except for Resignation for Good Reason, from employment is not entitled to severance pay.  Any employee designated by the Company’s Chief Executive Officer as covered by the Plan only in the event of a Change of Control will be entitled to the severance pay specified below only if they are terminated by the Company without Cause (other than death or disability) or resign for Good Reason, during the Change of Control Period, but such employee is not entitled to any severance pay if they are terminated for Cause or resign without Good Reason, or for any other termination that is not during the Change of Control Period.

B.    Upon qualifying for severance pay subject to Section IV, Executive will be paid the following amounts in the following manner:

(i.)       Executive will continue to be paid his or her salary through the Severance Period, in the manner and at the times paid during such Executive’s employment with the Company; provided, however, that the first such payment will be made on the 61st day following the date of termination, and will include any such payments that would otherwise have been made prior to the time the release described in Section IV was effective.

(ii.)      Executive may elect to continue group health and dental benefits under COBRA to the extent he or she is eligible.  If the Executive timely elects to continue these benefits under COBRA, the Company will pay the full premium for group health and dental benefits for 12 months following the Date of Termination (or such shorter period as such coverage is elected by Executive).  The Company will make such payments beginning on the 61st day following the date of termination for any payment then due, and thereafter on a monthly basis.  This 12 months of coverage at the Company’s expense (or such shorter period as such coverage is elected by Executive) will be considered the first 12 months (or shorter period) of the Executive’s continuation period for group health and dental benefits in accordance with COBRA.  After such period, the Executive will be responsible for the full cost of premiums if the Executive chooses to continue these benefits.

(iii.)     If prior to the date which is 12 months after the Date of Termination, Executive finds other employment, the amount of severance payments payable to Executive after such termination in accordance with B(i) above will be reduced by the value of the compensation Executive receives in his or her new employment through the date which is 12 months after the Date of Termination and the amounts payable in accordance with B(ii) will be similarly discontinued if similar medical and dental benefits are secured through the new employer.

(iv.)     If termination occurs during the Change of Control Period or is pursuant to Resignation for Good Reason, the Company will provide the Executive a prorated portion of the bonus earned for the then current fiscal year, based upon the number of days Executive was employed during that year.  Such Executive bonus will be payable in the next calendar year at the time annual bonuses are paid to the other executives employed by the Company, on that last day of the Company’s fiscal year.

(v.)      Executive will be paid or otherwise provided such benefits as may be required by law.

(vi.)     All severance payments are subject to any required withholding.

IV.  General Release and Other Agreements.

Executive will not be entitled to receive any of the severance pay described above until such time as Executive signs (A) an effective general release of all claims against the Company and its affiliates in the form and manner prescribed by the Company and (B) an agreement further providing (i) Executive’s agreement not to disclose or use confidential information of the Company, (ii) Executive’s agreement during the Severance Period not to compete with the Company in the medical equipment rental business, (iii) Executive’s agreement during the Severance Period not to solicit for employment or hire any person who was an employee of the Company at any time within the one year period before the Executive’s Date of Termination, and (iv) Executive’s agreement during the Severance Period not to induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary.  A failure to execute such a general release and other agreements within 45 days of Executive’s Date of Termination or a subsequent rescission of such general release within the time allowed will result in the loss of any right to receive payments or benefits under this Plan.

V.    Section 409A.

Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments under the Plan, it is intended that such payments be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended

(the “Code”), and the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(a)           A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of amounts subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of the Plan references to a “resignation,” “termination,” “termination of employment” or the like terms shall mean “Separation from Service” within the meaning of Section 409A of the Code.

(b)           Each installment paid under the Plan shall be treated as a separate payment.

VI.      Amendment and Modification of Plan.  This Plan may be modified, amended or terminated at any time by the CEO and the Board of Directors of the Company provided that during the Change of Control Period no such modification, amendment or termination of this Plan may (i) effect the ability of any Executive to receive the benefits, (ii) reduce the benefits that any Executive is eligible to receive or (iii) otherwise adversely impact any Executive hereunder.

VII.     No Employment Rights.  Neither this Plan nor the benefits hereunder shall be a term of the employment of any employee, and the Company shall not be obligated in any way to continue the Plan.  The terms of this Plan shall not give any employee the right to be retained in the employment of the Company.

VIII.   Successors.  This Plan shall be binding upon any successor of the Company, including, without limitation, any purchaser of all or substantially all of the assets of the Company.